Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Interim CFO, 714-438-2500	Robert Sjogren, EVP & General Counsel , 714-438-2500
Pacific Mercantile Bancorp Reports First Quarter 2014 Operating Results
COSTA MESA, Calif., May 2, 2014 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the three months ended March 31, 2014. For the first quarter of 2014, the Company reported net income of $0.5 million, or $0.01 per share. This compares with a net loss of $14.8 million, or $(0.79) per share, in the fourth quarter of 2013, and a net loss of $3.2 million, or $(0.21) per share, in the first quarter of 2013. The improvement in earnings as compared to the fourth quarter of 2013 is primarily attributable to a decrease in the provision for loan and lease losses, a decrease in the income tax provision, a decline in noninterest expense, and improvement in the contribution of discontinued operations.
Commenting on the results, Steve Buster, President & CEO of Pacific Mercantile Bancorp, said, “Our priority during the first quarter was to build liquidity that we can use to fund our growing pipeline of commercial lending opportunities. We have temporarily invested these funds into low yielding, short-term investments. We are targeting double-digit loan growth in 2014, primarily driven by growth in our commercial loan portfolio. As we redeploy our liquidity into higher yielding loans, we believe we should see a steady increase in our revenue and earnings. Also, we continue to attract experienced banking talent that furthers the development of our commercial lending platform. As we move forward in 2014, we believe we have the products, personnel, capital and liquidity needed to continue building our commercial customer base and to enhance the value of the Pacific Mercantile franchise.”

Results of Operations
The following table shows our operating results for the three months ended March 31, 2014, as compared to the three months ended December 31, 2013 and March 31, 2013. The discussion below highlights the key factors contributing to the changes shown om the following table.

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
	($ in thousands)
Total interest income	$9,287	$9,285	$8,752
Total interest expense	1,443	1,179	1,588
Net interest income	7,844	8,106	7,164
Provision for loan and lease losses	450	3,355	1,150
Total noninterest income	1,294	2,036	346
Total noninterest expense	9,421	9,473	10,273
Income tax provision (benefit)	—	7,100	(1,559)
Net income (loss) from continuing operations	(733)	(9,786)	(2,354)
Net income (loss) from discontinued operations	1,184	(5,011)	(815)
Net income (loss)	$451	$(14,797)	$(3,169)
Net Interest Income
Q1 2014 vs Q4 2013. Net interest income decreased $0.3 million, or 3.2%, for the three months ended March 31, 2014 as compared to the three months ended December 31, 2013, primarily as a result of an increase in interest expense of $0.3 million, or 22.4%, due primarily to a combination of an increase in the rates of interest paid on time deposits and an increase in the volume of higher priced time deposits.
Our net interest margin declined to 3.26% for the three months ended March 31, 2014 from 3.60% for the three months ended December 31, 2013 primarily attributable to a decrease in our average yield on interest earning assets to 3.86% for the three months ended March 31, 2014 from 4.12% for the three months ended December 31, 2013. Also contributing to the decline is an increase in our cost of funds to 0.82% for the three months ended March 31, 2014 from 0.78% for the three months ended December 31, 2013.
Q1 2014 vs Q1 2013. Net interest income increased $0.7 million, or 9.5%, for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013, primarily as a result of:

•
An increase in interest income of $0.5 million, or 6.1%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance during the three months ended March 31, 2014 as compared to the three months ended March 31, 2013; and

•
A decrease in interest expense of $0.1 million, or 9.1%, due primarily to a decrease in the volume of higher priced time deposits partially offset by an increase in the rates of interest paid on time deposits.

Provision for Loan and Lease Losses
Q1 2014 vs Q4 2013. The provision for loan and lease losses decreased $2.9 million, or 86.6%, for the three months ended March 31, 2014 as compared to the three months ended December 31, 2013, primarily as a result of net recoveries of $0.1 million for the three months ended March 31, 2014 versus net charge-offs of $2.8 million for the three months ended December 31, 2013.
Q1 2014 vs Q1 2013. The provision for loan and lease losses decreased $0.7 million, or 60.9%, for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013, primarily as a result of net recoveries of $0.1 million for the three months ended March 31, 2014 versus net charge-offs of $1.0 million for the three months ended March 31, 2013.
Non-interest Income
Q1 2014 vs Q4 2013. Noninterest income decreased $0.7 million, or 36.4%, for the three months March 31, 2014 as compared to the three months ended December 31, 2013, primarily as a result of:

•	A $1.3 million, or 100.0%, decrease in gains on sale of other real estate owned (“OREO”); partially offset by

•	A $0.6 million, or 1,459.1%, increase in net gain on sale of commercial small business administration loans.

Q1 2014 vs Q1 2013. Noninterest income increased by $0.9 million, or 274.0%, for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013 primarily as a result of a $0.7 million, or 100.0%, increase in net gain on sale of commercial small business administration loans.
Non-interest Expense
Q1 2014 vs Q4 2013. Noninterest expense decreased $0.1 million, or 0.5%, for the three months ended March 31, 2014 as compared to the three months ended December 31, 2013, primarily as a result of:

•	A decrease of $0.3 million in professional fees related to a decrease in accounting related expenses incurred in the first quarter of 2014;

•	A decrease of $0.4 million in other operating expenses as a result of reduced expenditures for business development and loan related expenses; partially offset by

•	An increase of $0.3 million in salaries and employee benefits related to the hiring of key employees during 2013;

•
An increase of $0.2 million in carrying costs and other expenses incurred in connection with real properties acquired by or in lieu of loan foreclosures (commonly referred to as OREO) as a result of a write down taken on one OREO property during the first quarter of 2014.

Q1 2014 vs Q1 2013. Noninterest expense decreased $0.9 million, or 8.3%, for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013, as a result of:

•	A decrease of $1.3 million in OREO expenses attributable to the reduction in OREO properties during the previous 12-month period; and

•
A decrease of $0.8 million in professional fees related to decreased legal expenses due to the resolution of certain lawsuits and other disputes and a decline in nonperforming loans; partially offset by

•
An increase of $1.2 million in salaries and employee benefits related to the hiring of key employees during 2013, increases in health care insurance costs, and increases in workers' compensation premiums.

Income tax provision (benefit)
For the three months ended March 31, 2014 and December 31, 2013, we recorded an income tax provision of $0 and $7.1 million, respectively, and we recorded an income tax benefit of $1.6 million for the three months ended March 31, 2013. We had no income tax provision for the first quarter of 2014 as a result of the utilization of the net operating loss (“NOL”) credit against our taxable income in the current period. The income tax provision in the fourth quarter of 2013 was primarily attributable to pre-tax losses we incurred during the quarter which resulted in an increase in the valuation allowance held against our deferred tax assets. The tax benefit in the first quarter of 2013 was primarily related to the release of the remainder of a valuation allowance, which we had established against our deferred tax asset by means of non-cash charges to the provision for income taxes prior to 2013.
Discontinued operations
For the three months ended March 31, 2014, we had net income related to our discontinued operations of $1.2 million as compared to net losses from discontinued operations of $5.0 million and $0.8 million for the three months ended December 31, 2013 and March 31, 2013, respectively. The net income for the three months ended March 31, 2014 primarily relates to an increase in the fair value of our mortgage servicing rights as of March 31, 2014. The net loss for the three months ended December 31, 2013 was the result of reserves incurred with exiting a business, including severance and termination of existing contracts and leases. The net loss for the three months ended March 31, 2013 primarily relates to higher expenses than incoming revenues related to the mortgage banking division.
Balance Sheet Information
Loans
As indicated in the table below, at March 31, 2014 gross loans totaled approximately $778.6 million, which represented an increase of $1.8 million, or 0.2%, from the gross loans outstanding at December 31, 2013. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at March 31, 2014 and December 31, 2013.

	March 31, 2014		December 31, 2013
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	229,259	29.4%	226,450	29.2%
Commercial real estate loans - owner occupied	170,322	21.9%	174,221	22.4%
Commercial real estate loans - all other	182,632	23.5%	177,884	22.9%
Residential mortgage loans - multi-family	95,959	12.3%	96,565	12.4%
Residential mortgage loans - single family	74,342	9.5%	75,660	9.7%
Land development loans	18,265	2.3%	18,458	2.4%
Consumer loans	7,856	1.0%	7,599	1.0%
Gross loans	778,635	100.0%	776,837	100.0%
Deposits

	March 31, 2014	December 31, 2013	Increase/(Decrease)
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$196,707	$203,942	$(7,235)
Interest-bearing checking accounts	33,223	50,248	(17,025)
Money market and savings deposits	163,585	147,366	16,219
Certificates of deposit	455,531	378,669	76,862
Totals	$849,046	$780,225	$68,821
The increase in higher priced time deposits was primarily the result of our decision to increase the rate on certificates of deposit in order to increase our deposit base and improve our loan-to-deposit ratio. Due primarily to that decision and the resulting increase in higher priced time deposits, lower priced core deposits decreased to 46%, and higher priced time deposits increased to 54%, of total deposits at March 31, 2014, as compared to 51% and 49%, respectively, at December 31, 2013.
Asset Quality
Nonperforming Assets

	2014	2013
	March 31	December 31	September 30	June 30	March 31
	($ in thousands)
Total non-performing loans	$8,036	$11,526	$11,854	$8,725	$13,762
Other real estate owned	15,784	12,292	15,787	17,331	17,618
Other non-performing assets	1,619	1,312	781	775	858
Total non-performing assets	$25,439	$25,130	$28,422	$26,831	$32,238
90-day past due loans	$2,383	$4,309	$3,519	$2,873	$8,713
Allowance for loan and lease losses	$11,940	$11,358	$10,795	$11,123	$11,079
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.53%	1.46%	1.45%	1.53%	1.54%
Allowance for loan and lease losses /total assets	1.13%	1.14%	1.16%	1.17%	1.08%
Ratio of ALLL to nonperforming loans	148.58%	98.54%	91.07%	127.48%	80.50%
Ratio of nonperforming assets to total assets	2.41%	2.52%	3.06%	2.82%	3.15%
Net quarterly charge-offs to gross loans	(0.02)%	0.36%	0.04%	(0.01)%	0.14%
Nonperforming assets at March 31, 2014 remained relatively flat from December 31, 2013. Non-performing loans declined to $8.0 million from $11.5 million at December 31, 2013 primarily attributable to the foreclosure of a $1.8 million commercial loan and the resulting transfer to OREO and loan payoffs of $1.9 million.

Allowance for loan and lease losses

	2014	2013
	March 31	December 31	September 30	June 30	March 31
	($ in thousands)
Balance at beginning of quarter	$11,358	$10,795	$11,123	$11,018	$10,881
Charge offs	(210)	(2,982)	(558)	(1,433)	(1,485)
Recoveries	342	190	230	1,538	472
Provision	450	3,355	—	—	1,150
Balance at end of quarter	$11,940	$11,358	$10,795	$11,123	$11,018
At March 31, 2014, the allowance for loan and lease losses (“ALLL”) totaled $11.9 million, which was approximately $0.6 million more than at December 31, 2013 and $0.9 million more than at March 31, 2013. The ALLL activity during the three months ended March 31, 2014 included net recoveries of $0.1 million, combined with a $0.5 million provision that we made for loan and lease losses. The ratio of the ALLL-to-total loans outstanding as of March 31, 2014 was 1.53% as compared to 1.46% as of December 31, 2013 and 1.54% as of March 31, 2013.
Capital Resources
At March 31, 2014, we had total capital on a consolidated basis of approximately $138.6 million, and Pacific Mercantile Bank (the “Bank”), our wholly owned banking subsidiary, had total capital of approximately $118.2 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 15.2% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at March 31, 2014, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At March 31, 2014		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$138,615	17.4%	N/A	N/A
Bank	118,247	15.2%	$77,989	At least 10.0
Tier 1 Capital to Risk Weighted Assets:
Company	$128,631	16.2%	N/A	N/A
Bank	108,445	10.8%	$46,793	At least 6.0
Tier 1 Capital to Average Assets:
Company	$128,631	12.6%	N/A	N/A
Bank	108,445	13.9%	$50,102	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego County, and another in the Inland Empire in San Bernardino County. The four Orange County financial centers are located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.
Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; uncertainties and risks with respect to the effects that our compliance with the written agreement (the “FRBSF Agreement”) with the Federal Reserve Bank of San Francisco (the “FRBSF”) will have on our business and results of operations because, among other things, that Agreement imposes restrictions on our operations and our ability to grow our banking franchise, and the risk of potential future supervisory action against us or the Bank by the FRBSF or if we are unable to meet the requirements of the FRBSF Agreement; the risk that our results of operations in the future will continue to be adversely affected by our exit from the wholesale residential mortgage lending business and the risk that our commercial banking business will not generate the additional revenues needed to fully offset the decline in our mortgage banking revenues within the next two to three years; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities. Additional information regarding these and other risks and uncertainties to which our business is subject are contained in our Annual Report on Form 10-K for the year ended December 31, 2013 which is on file with the SEC. Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014 that we intend to file with the SEC on May 9, 2014, and readers of this report are urged to review the additional information that will be contained in that report and in any subsequent Quarterly Reports on Form 10-Q that we file with the SEC.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013	Mar '14 vs Dec '13 % Change	Mar '14 vs Mar '13 % Change
Total interest income	9,287	9,285	8,752	—%	6.1%
Total interest expense	1,443	1,179	1,588	22.4%	(9.1)%
Net interest income	7,844	8,106	7,164	(3.2)%	9.5%
Provision for loan and lease losses	450	3,355	1,150	(86.6)%	(60.9)%
Net interest income after provision for loan losses	7,394	4,751	6,014	55.6%	22.9%
Non-interest income:
Service fees on deposits and other banking services	208	203	196	2.5%	6.1%
Net gains on sales of securities available for sale	—	—	23	—%	(100.0)%
Net gain on sale of loans	686	44	—	1,459.1%	100.0%
Net (losses)/gains on OREO	—	1,349	—	(100.0)%	(100.0)%
Other non-interest income	400	440	127	(9.1)%	215.0%
Total non-interest income	1,294	2,036	346	(36.4)%	274.0%
Non-interest expense:
Salaries & employee benefits	5,604	5,276	4,367	6.2%	28.3%
Occupancy and equipment	958	958	914	—%	4.8%
Professional Fees	574	854	1,365	(32.8)%	(57.9)%
OREO expenses	861	667	2,117	29.1%	(59.3)%
FDIC Expense	293	287	546	2.1%	(46.3)%
Other non-interest expense	1,131	1,431	964	(21.0)%	17.3%
Total non-interest expense	9,421	9,473	10,273	(0.5)%	(8.3)%
Loss from continuing operations before income taxes	(733)	(2,686)	(3,913)	(72.7)%	(81.3)%
Income tax provision (benefit)	—	7,100	(1,559)	(100.0)%	(100.0)%
Net loss from continuing operations	(733)	(9,786)	(2,354)	(92.5)%	(68.9)%
Discontinued Operations
Income (loss) from discontinued operations before income taxes	1,184	(5,011)	(1,185)	(123.6)%	(199.9)%
Income tax (benefit) provision	—	—	(370)	—%	(100.0)%
Net income (loss) from discontinued operations	1,184	(5,011)	(815)	(123.6)%	(245.3)%
Net income (loss)	451	(14,797)	(3,169)
Accumulated declared dividends on preferred stock	—	—	—	—%	—%
Accumulated undeclared dividends on preferred stock	(296)	(270)	(296)	9.6%	—%
Net income (loss) allocable to common shareholders	155	(15,067)	(3,465)	(101.0)%	(104.5)%
Basic (loss) income per common share:
Net loss from continuing operations	$(0.05)	$(0.53)	$(0.16)	(90.6)%	(68.8)%
Net income (loss) available to common shareholders	$0.01	$(0.79)	$(0.21)	(101.3)%	(104.8)%
Diluted (loss) income per common share:
Net loss from continuing operations	$(0.05)	$(0.53)	$(0.16)	(90.6)%	(68.8)%
Net income (loss) available to common shareholders	$0.01	$(0.79)	$(0.21)	(101.3)%	(104.8)%
Weighted average number of common shares outstanding:
Basic	19,146	18,994	16,733	0.8%	14.4%
Diluted	19,146	18,994	16,733	0.8%	14.4%
Ratios from continuing operations(1):
Return on average assets	(0.07)%	(1.04)%	(0.22)%
Return on average equity	(0.64)%	(7.54)%	(1.92)%
Efficiency ratio	103.10%	93.40%	136.79%
____________________

(1)	Ratios and net interest margin for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	March 31, 2014	December 31, 2013	Increase/(Decrease)

Cash and due from banks	$18,547	$13,489	37.5%
Interest bearing deposits with financial institutions(1)	146,594	93,451	56.9%
Interest bearing time deposits	2,423	2,423	—%
Investment securities (including stock)	73,104	74,520	(1.9)%
Loans (net of allowances of $11,940 and $11,358, respectively)	766,495	765,426	0.1%
Other real estate owned	15,784	12,291	28.4%
Net deferred tax assets	7,121	7,553	(5.7)%
Assets of discontinued operations	9,784	12,189	(19.7)%
Other assets	15,746	15,241	3.3%
Total Assets	$1,055,598	$996,583	5.9%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$196,707	$203,942	(3.5)%
Interest bearing deposits
Interest checking	33,223	50,248	(33.9)%
Savings/money market	163,585	147,366	11.0%
Certificates of deposit	455,531	378,669	20.3%
Total interest bearing deposits	652,339	576,283	13.2%
Total deposits	849,046	780,225	8.8%
Other borrowings	60,592	70,000	(13.4)%
Liabilities of discontinued operations	1,884	3,313	(43.1)%
Other liabilities	9,819	10,360	(5.2)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	938,868	881,425	6.5%
Shareholders’ equity	116,730	115,158	1.4%
Total Liabilities and Shareholders’ Equity	$1,055,598	$996,583	5.9%
Tangible book value per share	$5.50	$5.47	0.5%
Tangible book value per share, as adjusted(2)	$5.53	$5.50	0.5%
Shares outstanding	$19,218,777	$19,135,169	0.4%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2014			December 31, 2013
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$122,321	$77	0.26%	$48,385	$30	0.25%
Securities available for sale and stock(2)	73,736	417	2.29%	75,204	419	2.21%
Loans(3)	779,165	8,793	4.58%	769,435	8,836	4.56%
Total interest-earning assets	975,222	9,287	3.86%	893,024	9,285	4.12%
Interest-bearing liabilities:
Interest-bearing checking accounts	$33,898	$24	0.29%	$34,718	$26	0.30%
Money market and savings accounts	163,034	130	0.32%	137,571	104	0.30%
Certificates of deposit	425,620	1,031	0.98%	343,956	798	0.92%
Other borrowings	69,315	151	0.88%	62,801	116	0.73%
Junior subordinated debentures	17,527	107	2.48%	17,527	135	3.06%
Total interest bearing liabilities	709,394	1,443	0.82%	596,573	1,179	0.78%
Net interest income		$7,844			$8,106
Net interest income/spread			3.04%			3.34%
Net interest margin			3.26%			3.60%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Three Months Ended
	March 31, 2014			March 31, 2013
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$122,321	$77	0.26%	$153,409	$95	0.25%
Securities available for sale and stock(2)	73,736	417	2.29%	90,967	370	1.65%
Loans(3)	779,165	8,793	4.58%	720,967	8,287	4.66%
Total interest-earning assets	975,222	9,287	3.86%	965,343	8,752	3.68%
Interest-bearing liabilities:
Interest-bearing checking accounts	$33,898	$24	0.29%	$33,228	$21	0.26%
Money market and savings accounts	163,034	130	0.32%	168,355	198	0.48%
Certificates of deposit	425,620	1,031	0.98%	478,840	1,146	0.97%
Other borrowings	69,315	151	0.88%	50,444	92	0.74%
Junior subordinated debentures	17,527	107	2.48%	17,682	131	3.00%
Total interest bearing liabilities	709,394	1,443	0.82%	748,549	1,588	0.86%
Net interest income		$7,844			$7,164
Net interest income/spread			3.04%			2.82%
Net interest margin			3.26%			3.01%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.